Exhibit 99.1

FOR IMMEDIATE RELEASE

Chicago Rivet & Machine Co. Announces Third Quarter Results of Operations.
Naperville, IL, November 10, 2008.  Chicago Rivet & Machine Co. (Amex, symbol: CVR) today announced results for the third quarter of 2008 as summarized below:

CHICAGO RIVET & MACHINE CO.
Summary of Consolidated Results of Operations
For the Three and Nine Months Ended September 30

	Third Quarter		First Nine Months
	2008	2007	2008	2007
Net sales and lease revenue	$6,662,021	9,043,603	$23,123,359	$29,121,499
Income (loss) before income taxes	(295,409)	579,101	(284,158)	1,869,772
Net income (loss)	(195,409)	372,101	(187,158)	1,205,772
Net income (loss) per share	(.20)	.39	(.19)	1.25
Average shares outstanding	966,132	966,132	966,132	966,132

(All figures subject to year-end audit)

Contact:
     Kimberly A. Kirhofer
     Chicago Rivet & Machine Co.
     (630) 357-8500